                                            Filed pursuant to Rule 424(b)(2)
                                            File No. 33-98338
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 12, 1995)

                                1,100,000 SHARES

                                     [LOGO]

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                              CLASS A COMMON STOCK
                                ----------------

    Apartment Investment and Management Company ("AIMCO") is a self-administered and self-managed real estate investment trust (a "REIT") that currently owns or controls 81 multifamily apartment properties containing 20,663 apartment units.

    All of the shares of AIMCO's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), offered hereby (the "Offering") are being sold by AIMCO. The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AIV." On November 21, 1996, the last reported sale price of the Class A Common Stock on the NYSE was $24 5/8 per share.
                            ------------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE S-3 FOR CERTAIN FACTORS
             RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Underwriter has agreed to purchase from AIMCO the shares of Class A Common Stock offered hereby at a purchase price of $23.428 per share, resulting in proceeds to AIMCO of $25,770,800. AIMCO has granted the Underwriter a 30-day option to purchase up to 165,000 additional shares of Class A Common Stock, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total proceeds to AIMCO will be $29,636,420, before deducting expenses payable by AIMCO, estimated at approximately $500,000.

    The shares of Class A Common Stock offered hereby may be offered by the Underwriter from time to time in one or more transacations on the NYSE or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Underwriting."

    AIMCO has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
                            ------------------------

    The shares of Class A Common Stock are being offered by the Underwriter, subject to prior sale, when, as and if accepted by the Underwriter and subject to certain conditions. It is expected that certificates for the Class A Common Stock offered hereby will be available for delivery on or about November 27, 1996, at the offices of Raymond James & Associates, Inc., 800 Carillon Parkway, St. Petersburg, Florida 33716.
                            ------------------------

                        RAYMOND JAMES & ASSOCIATES, INC.

November 22, 1996

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY THE UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS A COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT ARE REQUIRED BY THE COMPANY AND THE UNDERWRITER TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE CLASS A COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

    Apartment Investment and Management Company, a Maryland corporation ("AIMCO" and, together with its subsidiaries and other controlled entities, the "Company"), is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the ownership, acquisition, development, expansion and management of multifamily apartment properties. AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries conduct substantially all of the operations of AIMCO. As of November 20, 1996, AIMCO held approximately a 79% interest in the Operating Partnership. Through its controlling interests in the Operating Partnership and other limited partnerships and limited liability companies (collectively, the "Subsidiary Partnerships"), the Company owns or controls multifamily apartment properties (the "Owned Properties") and manages other multifamily apartment properties (the "Managed Properties").

    As of November 20, 1996, the Company had 81 Owned Properties containing 20,663 units and 156 Managed Properties, including 2,815 apartment units managed for affiliates and 19,599 apartment units managed for over 100 third parties. The Company's third-party property and asset management business is principally conducted by Property Asset Management Services, L.P., a Delaware limited partnership ("PAMS LP"). The Operating Partnership owns a 1% interest in, and is the general partner of, PAMS LP. The sole limited partner of PAMS LP is Property Asset Management Services, Inc., a Delaware corporation ("PAMS Inc." and, together with PAMS LP, the "Management Subsidiaries"), which owns a 99% interest in PAMS LP. AIMCO's headquarters are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

                                  RISK FACTORS

    An investment in shares of Class A Common Stock involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus Supplement and in the accompanying Prospectus, potential investors should consider, among other things, the following factors.

FINANCING RISKS

    DEBT FINANCING AND EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. As of November 21, 1996, the Company had outstanding $441.5 million of indebtedness, $429.0 million of which was secured by Owned Properties and other assets of the Company, including $49.4 million of outstanding borrowings under the Company's credit facility with Bank of America National Trust and Savings Association (the "Credit Facility"). Upon completion of this Offering and application of the net proceeds therefrom, the Company will have $416.2 million of indebtedness outstanding, $403.7 million of which will be secured by Owned Properties and other assets of the Company. If the Company does not have sufficient funds to repay its indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow. If the Company is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. In addition, if the Company is unable to make required payments of principal and interest on indebtedness secured by Owned Properties, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to the Company.

    RISK OF RISING INTEREST RATES. The Company's borrowings under its Credit Facility bear interest at a variable rate. In addition, as of November 21, 1996, the Company had approximately $97.7 million of other indebtedness that bears interest at a variable rate. Increases in interest rates could increase the Company's interest expense and adversely affect cash flow.

POSSIBLE CONFLICT OF INTERESTS; TRANSACTIONS WITH AFFILIATES

    Prior to February 1996, in order to accommodate the qualification of AIMCO as a REIT, four of AIMCO's executive officers, Terry Considine, Peter Kompaniez, Steven Ira and Robert Lacy, collectively, held a 5% beneficial interest in each of four regional business trusts (the "Service Trusts"). The Service Trusts owned four corresponding regional limited liability companies (the "Service LLCs") through which the Company's third-party property and asset management business was then principally conducted. In February 1996, the Operating Partnership and Messrs. Considine, Kompaniez, Ira and Lacy contributed their respective interests in the Service Trusts to PAMS Inc. in exchange for 950,000 shares of non-voting preferred stock of PAMS Inc., in the case of the Operating Partnership, and 50,000 shares of common stock of PAMS Inc., in the case of Messrs. Considine, Kompaniez, Ira and Lacy. In April 1996, the Service Trusts were dissolved and their interests in the Service LLCs were distributed to PAMS Inc. In May 1996, the four Service LLCs were merged into PAMS LP, with PAMS LP as the surviving entity. Consequently, the Company's property management and asset management business is now conducted principally through PAMS Inc. and PAMS LP. The four officers' aggregate share of income in the four Service Trusts was a loss of less than $5,000 for the period from AIMCO's initial public offering on July 29, 1994 (the "Initial Offering") to December 31, 1994 and such income did not exceed $2,000 for the 1995 fiscal year. However, because Messrs. Considine and Kompaniez are officers and directors of AIMCO, and because Messrs. Ira and Lacy are officers of AIMCO, conflicts of interest may arise for such persons in transactions involving PAMS Inc. or PAMS LP. For example, in connection with the Company's September 1995 restructuring of ownership interests in certain of its subsidiaries (including the Service Trusts and the Service LLCs), Messrs. Considine, Kompaniez, Ira and Lacy made additional contributions to the Service Trusts to maintain their 5% aggregate interests in the Service Trusts. Although the Company believes such additional contributions were made on terms that were fair to the Company and the Service Trusts, the Company did not obtain independent valuations of the Service Trusts and there can be no assurance that the contributions to the Service Trusts by Messrs. Considine, Kompaniez, Ira and Lacy were made in amounts which reflected the market value of their interests.

    In addition, PAMS LP provides property management services with respect to certain Managed Properties in which Messrs. Considine and Ira and other officers of AIMCO have separate ownership interests. The fees for these services have been negotiated on an individual basis and typically range from 3% to 6% of gross receipts for the particular property. Although these arrangements were not negotiated on an arm's-length basis, the Company believes, based on comparisons to the fees charged by other real estate companies and by PAMS LP with respect to unaffiliated Managed Properties in comparable locations, that the terms of such arrangements are fair to the Company.

REAL ESTATE RISKS

    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. The Company's income from its Owned Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of the Company to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). The Company's income from its Owned Properties would also be adversely affected if a significant number of tenants were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as mortgage payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If the Company's Owned Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the Company's income and its ability to make distributions to holders of Class A Common Stock will be adversely affected. Many of the factors that could adversely affect the Company's income from its Owned Properties could also adversely affect the Company's income from its Managed Properties by reducing gross receipts for such properties.

    ILLIQUIDITY OF REAL ESTATE. Real estate investments may be illiquid and, therefore, could tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of AIMCO, as a REIT, to sell properties held for fewer than four years.

    OPERATING RISKS. The Company's Owned Properties and Managed Properties are subject to operating risks common to multifamily apartment properties in general. These risks may adversely affect the Company's cash flow from operations. For example, increases in unemployment in the areas in which Owned Properties or Managed Properties are located may adversely affect multifamily apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics may also limit the extent to which rents may be increased without decreasing occupancy rates.

    COMPETITION. There are numerous housing alternatives that compete with the Company's Owned Properties and Managed Properties in attracting residents. The Company's properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which the Company's properties are located. The Company's properties also compete for residents with new and existing homes and condominiums. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease apartment units at its properties and on the rents charged. Numerous real estate companies compete with the Company in acquiring, developing and managing multifamily apartment properties and seeking tenants to occupy their properties. In addition, numerous property management companies compete with the Company in the markets where the Managed Properties are located.

    CHANGE IN LAWS. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect the Company's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs in particular markets.

    RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management of the Company believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, the Company is likely to incur additional costs to comply with the ADA and FHAA.

ACQUISITION AND DEVELOPMENT RISKS

    Since December 31, 1995, the Company has acquired ownership of, or controlling interests in limited partnerships that own, 29 Owned Properties and has sold four Owned Properties, increasing the number of apartment units it owns or controls to 20,663, a net increase of approximately 45% from the 56 Owned Properties at December 31, 1995. The Company intends to continue to engage in selective acquisition, development and expansion of multifamily apartment properties. In addition to general investment risks associated with any new real estate investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, and that the costs of improvements for that property will exceed previous expectations. Risks associated with the Company's past and future acquisitions of general partnership interests include the risks that the general partner will be liable for breaches of fiduciary duty to the limited partners of such partnership and that the assets of the general partner may be subject to claims by creditors of the partnership if the partnership becomes insolvent. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. For example, in order to qualify as a REIT, at least 95% of AIMCO's gross income in any year must be derived from qualifying sources and AIMCO must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Although AIMCO believes that it has operated since the Initial Offering in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. See "Certain Federal Income Tax Considerations" in the accompanying Prospectus. Although AIMCO is not aware of any pending tax legislation that would adversely affect AIMCO's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

    AIMCO has received an opinion of Skadden, Arps, Slate, Meagher and Flom LLP, tax counsel to AIMCO, concerning the qualification of AIMCO as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations by AIMCO (including the value of the Management Subsidiaries and of the Operating Partnership's ownership interests therein and other items regarding AIMCO's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Class A Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that AIMCO will meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").

    If in any taxable year AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends to stockholders in computing taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, AIMCO might need to borrow funds or liquidate certain investments in order to pay the applicable tax and AIMCO would not be compelled to make distributions under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the Board of Directors of AIMCO to revoke the REIT election. See "Certain Federal Income Tax Considerations" in the accompanying Prospectus.

    AIMCO has also received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP stating that the Subsidiary Partnerships in which AIMCO then had ownership interests are properly treated as partnerships for federal income tax purposes. The opinion is expressed based upon facts, representations and assumptions as of its date and, with respect to certain matters of local law, relies on opinions of local counsel.

Skadden, Arps, Slate, Meagher & Flom LLP is under no obligation to advise holders of Class A Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. If the IRS were to challenge successfully the tax status of any of the Subsidiary Partnerships as partnerships for Federal income tax purposes, such Subsidiary Partnerships would be treated as associations taxable as corporations. As a consequence, the character of AIMCO's assets and items of gross income would change and thereby preclude AIMCO from qualifying as a REIT. In addition, the imposition of a corporate tax on the Subsidiary Partnerships would reduce the amounts that the Subsidiary Partnerships could distribute to the Operating Partnership and AIMCO, and that AIMCO could then distribute to the holders of Class A Common Stock. See "Certain Federal Income Tax Considerations" in the accompanying Prospectus.

    In addition, certain requirements for REIT qualification may in the future limit AIMCO's ability to conduct or increase the property management and asset management operations of the Management Subsidiaries without jeopardizing AIMCO's qualification as a REIT. See "Federal Income Tax Considerations" in the accompanying Prospectus.

OWNERSHIP LIMIT

    In order for AIMCO to maintain its qualification as a REIT, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code). AIMCO's Articles of Incorporation prohibit direct or constructive ownership of shares of Class A Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the combined total of outstanding shares of AIMCO's Class A Common Stock and Class B Common Stock by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause shares of AIMCO's Class A Common Stock or Class B Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. AIMCO's Board of Directors may permit ownership of up to 9.8% of the combined total of outstanding shares of AIMCO's Class A Common Stock and Class B Common Stock by a particular stockholder if it is satisfied, based upon the advice of tax counsel or other evidence or undertaking acceptable to it, that ownership in excess of the limit will not jeopardize AIMCO's status as a REIT. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under some circumstances or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by AIMCO, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares. See "Description of Common Stock--Restrictions on Transfer" in the accompanying Prospectus.

RISKS OF THIRD-PARTY MANAGEMENT BUSINESS AND OWNERSHIP STRUCTURE

    Risks associated with the management of properties owned by third parties include risks that management contracts (which are generally cancelable upon 30 days' notice or upon certain events, including the sale of the property) will be terminated by the property owner or will be lost in connection with a sale of the property; that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms; and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in the Company's management fees. If significant numbers of contracts are terminated or are not renewed, the Company's net income from fee management operations could be adversely affected. The owner of substantially all of the commercial properties that are managed by the Company has indicated that it intends to dispose of such properties over a period of time. Upon any such disposition, it is not likely that the Company would continue to manage these properties. The loss of management fee revenues from such properties would adversely affect the Company's income from its third-party property management business.

    PAMS Inc. and the Operating Partnership own 99% and 1%, respectively, of PAMS LP, through which the Company's property management business is principally conducted. PAMS Inc. also owns 100% of PAM Consolidated Assurance Company, Ltd., a Bermuda insurance company ("PCA"). The Operating Partnership is the general partner of PAMS LP and is therefore responsible for the management of PAMS LP. However, all of the voting stock of PAMS Inc. is owned by Messrs. Considine, Kompaniez, Ira and Lacy.

Consequently, the Company does not have the ability to elect any directors of PAMS Inc. (or the board of directors or officers of PCA) or to influence the day-to-day decisions and other actions of PAMS Inc. or PCA, and Messrs. Considine, Kompaniez, Ira and Lacy could cause PAMS Inc. or PCA to take actions that are adverse to the Company's interests. See "Risk Factors--Possible Conflict of Interests; Transactions with Affiliates" and "Certain Federal Income Tax Considerations" in the accompanying Prospectus.

DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

    Although each of Messrs. Considine, Kompaniez, Ira and Lacy has entered into employment agreements with the Company, the loss of any of their services could have an adverse effect on the operations of the Company. In addition, although Messrs. Considine, Kompaniez, Ira and Lacy have had substantial multifamily real estate experience over the past 20 years, during the real estate recession of the late 1980's and early 1990's, a number of real estate investments in which they were involved produced unfavorable results. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties and six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine. In addition, in the late 1980s and early 1990s, three multifamily apartment properties located in Colorado that were owned by partnerships in which Mr. Ira had a general partnership interest could not meet their debt payment, and were foreclosed upon by their respective lenders, causing a pre-tax loss of approximately $3.2 million to investors. Mr. Ira was not the managing general partner of two of these partnerships.

    The downturn in the real estate markets in the late 1980s and early 1990s also adversely affected the United States real estate operations of Heron International N.V. and its subsidiaries and affiliates (the "Heron Group"). During this period from 1986 to 1993, Mr. Kompaniez served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), and as a director or officer of certain other Heron Group entities. In 1993, HFC, its parent Heron International and certain other members of the Heron Group voluntarily entered into restructuring agreements with separate groups of their United States and international creditors. The restructuring agreement for the United States members of the Heron Group generally provided for the joint assumption of certain liabilities and the pledge of unencumbered assets in support of such liabilities for the benefit of their United States creditors. As a result of the restructuring, the operations and assets of the United States members of the Heron Group were generally separated from those of Heron International and its non-United States subsidiaries. At the conclusion of the restructuring, Mr. Kompaniez commenced the operations of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), which was engaged to act as asset and corporate manager of the continuing United States operations of HFC and the other United States Heron Group members for the benefit of the United States creditors. In connection with certain transactions effected at the time of the Initial Offering, Mr. Kompaniez was appointed Vice Chairman of AIMCO and substantially all of the property management assets of PDI were transferred or assigned to the Company.

POSSIBLE ENVIRONMENTAL LIABILITIES

    Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation and management of the Owned Properties and other real properties, including the Managed Properties, the Company could be potentially liable for such costs.

    Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership, operation and management of properties, the Company could be potentially liable for those costs. There are ACMs at certain of the Owned Properties and there may be ACMs at certain of the Managed Properties. The Company has developed and implemented operations and maintenance programs that establish operating procedures with respect to the ACMs at the Owned Properties.

    Certain of the Owned Properties are, and some of the Managed Properties may be, located on or near properties that have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the Owned Properties and Managed Properties. In addition, the Company's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The remediation of the landfill gas is now substantially complete. The environmental authorities have preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingent plan of passive methane gas venting may be implemented. The Company believes the costs of such further limited action, if any, will not be material. Testing has also been conducted on Montecito to determine whether, and to what extent, groundwater has been impacted. Test reports have indicated that the groundwater is not contaminated at actionable levels.

    All of the Owned Properties, and all of the properties that the Company currently expects to acquire, were subject to Phase I or similar environmental audits by independent environmental consultants. See "Recent Developments." The audits did not reveal, nor is the Company aware of, any environmental liability relating to such properties that the Company believes would have material adverse effect on the Company's business, assets or results of operations. Nevertheless, it is possible that the Company's audits did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Although the Managed Properties may not have been subject to Phase I or similar environmental audits by independent environmental consultants, the Company is not aware of any environmental liability relating to the Managed Properties that it believes would have a material adverse effect on its business, assets or results of operations.

                              RECENT DEVELOPMENTS

    FOUR ACQUIRED PROPERTIES. During the nine months ended September 30, 1996, the Company acquired the Peachtree Park Apartments, the Villa Ladera Apartments (and an adjacent parcel of vacant land), the Sycamore Creek Apartments and the Somerset Village Apartments (collectively, the "Four Acquired Properties"). The aggregate consideration paid by the Company for the Four Acquired Properties consisted of $8,956,000 in cash, 498,951 shares of Class A Common Stock, 745,183 units of limited partnership interest in the Operating Partnership ("OP Units") with a total recorded value of $25,230,000, and the assumption of $31,732,000 of indebtedness, as summarized below (amounts in thousands except unit data):

                                                             TOTAL
                                               NUMBER OF   PURCHASE
     PROPERTY               LOCATION             UNITS       PRICE    ENCUMBRANCES
-------------------  -----------------------  -----------  ---------  -------------
Peachtree Park       Atlanta, GA                     295   $  14,931   $  12,980(1)
Villa Ladera         Albuquerque, NM                 280      12,250       5,940
Sycamore Creek       Tustin, CA                      336      16,669       --
Somerset Village     Salt Lake City, UT              486      22,068      12,812(1)
                                                   -----   ---------  -------------
                                                   1,397   $  65,918   $  31,732
                                                   -----   ---------  -------------
                                                   -----   ---------  -------------

------------------------

(1) Indebtedness has been repaid with the issuance of OP Units and borrowings under the Credit Facility.

    FOUR SOLD PROPERTIES. In the third quarter of 1996, the Company sold the Dakota Apartments, the Sterling Apartments, the Point Apartments and the Woodcreek Apartments (collectively, the "Four Sold Properties"), all of which are located in the Dallas-Ft. Worth, Texas area, in a single transaction for net cash proceeds totaling $17.2 million. The net proceeds were used to repay the balance then outstanding under the Credit Facility of $9.2 million and to provide funds for working capital and investment purposes. The properties were acquired as part of a portfolio in conjunction with the Company's Initial Offering in July 1994. The Company recognized a gain of $64,000 on the sale.

    ENGLISH ACQUISITION. In November 1996, the Company completed the previously announced acquisition (the "English Acquisition") of certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). The English Acquisition includes the purchase of all of the general and limited partnership interests in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multifamily apartment properties, aggregating 5,230 apartment units, and four commercial properties, primarily in Houston, Texas; title to a 104-unit apartment property in Houston, Texas; certain assets of J.W. English Management Company which provides management services to the apartment properties; and other real estate interests related to the J.W. English Companies' operations. The aggregate purchase price for the English Acquisition was $23.1 million, consisting of $15.2 million of OP Units and $7.9 million in cash. The Company assumed management of the properties owned by the English Partnerships on October 14, 1996.

    The Company also made separate offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships to acquire their limited partnership interests for cash or OP Units. The English Tender Offers expired on November 7, 1996. The Company has accepted tenders representing, in the aggregate, approximately 36% of all outstanding limited partnership interests in the English Partnerships subject to the offers, and has reserved the right to acquire additional tendered interests representing, in the aggregate, approximately 7% of all outstanding limited partnership interests in such partnerships, which were not validly tendered prior to the expiration date of the Offers. The Company expects to pay $15.2 million in cash and $1.6 million in OP Units, at a price of $23 per OP Unit, for the interests tendered in the English Tender Offers. The remaining limited partners elected to continue as limited partners in such English Partnerships.

    In November 1996, five limited partners in certain of the English Partnerships sued the Company, alleging that, in connection with the English Acquisition, the Company conspired with J.W. English to breach his fiduciary duties to the plaintiffs, and that the offering materials used by the Company in connection with the English Tender Offers contained misleading statements or omissions. The plaintiffs made an application for a temporary restraining order with respect to the English Tender Offers, which was denied. The Company intends to vigorously defend itself in connection with this action.

    In November 1996, the Company borrowed $12,500,000 pursuant to an unsecured line of credit with Bank One, Colorado, NA. Such indebtedness bears interest at a rate of 7.328% per year and matures in May 1997 (subject to extension by the Company to November 1997). The proceeds of such indebtedness were used by the Company to pay for limited partnership interests acquired pursuant to the English Tender Offers.

    PROPOSED ACQUISITION PROPERTIES. The Company has entered into agreements to acquire general partnership interests in 21 limited partnerships which own twelve multifamily apartment properties (collectively, the "Proposed Acquisition Properties") aggregating 2,839 apartment units, primarily in the Houston, Texas area, and loans made by the general partners and their affiliates to such partnerships, for an aggregate price of $22 million in cash. The Proposed Acquisition Properties are subject to approximately $64 million of mortgage debt. The existing limited partners will retain their interests in such limited partnerships. As of November 21, 1996, the Company has completed the acquisition of general partnership interests and related loans with respect to three of these limited partnerships which own two of the Proposed Acquisition Properties aggregating 652 apartment units. In connection with the acquisition of these two Proposed Acquisition Properties, the Company borrowed approximately $9 million, of which approximately $2.7 million is secured by a first mortgage loan on one of the properties, and $6.3 million is secured by the Company's general partnership interests in the limited partnerships and the acquired loans. The acquisition of the general partnership interests and loans relating to the other Proposed Acquisition Properties is subject to customary closing conditions but is expected to occur in early December 1996.

    MANAGEMENT STOCK ACQUISITIONS. On October 1, 1996, executive officers of the Company purchased 379,750 newly issued shares of Class A Common Stock at $20.75 per share (the closing price on the NYSE on such date) pursuant to the exercise of stock options issued under the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan. In payment for such shares, the executive officers executed notes payable to AIMCO bearing interest at 7.25% per annum, payable quarterly, and due in 2006. The stock purchase notes are secured by the shares purchased and are recourse as to 25% of the principal owed.

    In addition, on October 1, 1996 certain executive officers also agreed to purchase an addtional 500,000 newly issued shares of Class A Common Stock for a purchase price of $20.75 per share upon similar terms prior to January 31, 1997. Upon completion of these transactions, officers and directors will own approximately 13% of AIMCO's outstanding Class A Common Stock and OP Units.

                                USE OF PROCEEDS

    AIMCO will contribute all of the $25.3 million of net proceeds from the Offering to the Operating Partnership, all of which will be used by the Operating Partnership to repay outstanding borrowings under the Credit Facility. As a result of the contribution of the net proceeds from the Offering to the Operating Partnership, AIMCO will own approximately 80% of the Operating Partnership.

    The Company's currently outstanding borrowings under the Credit Facility were incurred to finance the acquisition of general partnership and related interests in limited partnerships ($18.6 million): for investments in properties ($19.6 million); for stock repurchases ($4.0 million); for development and renovation of properties ($6.3 million); and for working capital ($1.5 million). Borrowings under the Credit Facility bear interest at a variable rate of approximately 1.875% in excess of LIBOR (7.255% at November 21 , 1996). The Credit Facility expires in August 1998, but the Company may elect to convert any outstanding borrowings thereunder into a three-year term loan.

                  PRICE RANGE OF AND DIVIDENDS ON COMMON STOCK

    The Class A Common Stock has been listed and traded on the NYSE under the symbol "AIV" since July 22, 1994. The following table sets forth the quarterly high and low sales prices of the Class A Common Stock as reported on the NYSE and the dividends paid by AIMCO with respect to the periods indicated.

                                                                                                             DIVIDENDS
QUARTER ENDED                                                                           HIGH        LOW     (PER SHARE)
------------------------------------------------------------------------------------  ---------  ---------  -----------
September 30, 1994 (since July 22, 1994)............................................  $  18 5/8  $      17   $    0.29(1)
December 31, 1994...................................................................     18 1/4     16 1/4       0.415
March 31, 1995......................................................................     18 1/2     17 1/8       0.415
June 30, 1995.......................................................................     20 1/4     17 7/8       0.415
September 30, 1995..................................................................     21 1/4     19 1/2       0.415
December 31, 1995...................................................................     20 7/8         18       0.425
March 31, 1996......................................................................     21 1/8     19 3/8       0.425
June 30, 1996.......................................................................         21     18 3/8       0.425
September 30, 1996..................................................................         22     18 3/8       0.425
December 31, 1996 (through November 21, 1996).......................................     25 1/8     21 1/8

------------------------

(1) AIMCO paid a dividend of $0.29 per share on November 21, 1994 for the period from July 29, 1994 (the closing date of the Initial Offering) through September 30, 1994, which is equivalent to a quarterly distribution of $0.415.

    On November 21, 1996, the closing sales price of the Class A Common Stock on the NYSE was $24 5/8 per share. As of September 30, 1996, there were 328 record holders of the Common Stock.

    AIMCO, as a REIT, is required to distribute annually to holders of Class A Common Stock at least 95% of its "real estate investment trust taxable income," which, as defined by the Code and Treasury regulations, is generally equivalent to net taxable ordinary income. See "Certain Federal Income Tax Considerations -- Taxation of the Company" in the accompanying Prospectus. AIMCO measures its economic profitability and intends to pay regular quarterly dividends to its stockholders based on its Cash Earned for Shareholders (as defined by the Company) during the relevant period. However, the future payment of dividends by AIMCO will be at the discretion of the Board of Directors and will depend on numerous factors including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the Board of Directors deems relevant.

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, Raymond James & Associates, Inc. (the "Underwriter") has agreed to purchase, and AIMCO has agreed to sell to the Underwriter, 1,100,000 shares of Class A Common Stock for the aggregate purchase price set forth on the cover page of this Prospectus Supplement.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the shares is subject to approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriter has advised AIMCO that it proposes to offer the Class A Common Stock offered hereby for sale, from time to time, to purchasers directly or through agents, or to underwriters or dealers in negotiated transactions or in a combination of such methods of sales, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

    AIMCO has granted the Underwriter an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to 165,000 additional shares of Class A Common Stock from AIMCO at a price of $23.428 per share. The Underwriter may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby.

    AIMCO and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    AIMCO and the Operating Partnership have agreed that, subject to certain exceptions (including the issuance of shares of Class A Common Stock under any employee stock plan, director stock plan or dividend reinvestment and stock purchase plan of AIMCO, the issuance of shares of Common Stock or OP Units in connection with the acquisition of real estate assets (or interests in entities owning real estate assets) and the issuance of Class A Common Stock in exchange for OP Units) for a period of 30 days after the date of this Prospectus Supplement, AIMCO will not, without the prior written consent of the Underwriter, offer, sell, contract to sell, grant any option or warrant to purchase or sell, or otherwise dispose of, Class A Common Stock or OP Units or securities or interests convertible into, or exercisable or exchangeable for, Class A Common Stock or OP Units. Certain of AIMCO's executive officers and directors have also agreed that for a period of 30 days after the date of the Prospectus Supplement, each will not, without the prior written consent of the Underwriter, offer, sell, contract to sell, grant an option or warrant to purchase, pledge, assign, hypothecate or otherwise dispose of, Class A Common Stock or OP Units or securities or interests convertible into, or exercisable or exchangeable for, Class A Common Stock or OP Units, except that such officers may pledge Class A Common Stock or OP Units to secure certain indebtedness.

    In 1993 and 1994, limited partnerships owned by certain affiliates of the Company and certain affiliates of the Underwriter purchased a 486-unit multifamily apartment property located in Salt Lake City, Utah known as Somerset Village ("Somerset Village"), and an 88-unit multifamily apartment property known as Sun Lake Apartments, from unaffiliated third parties. On or about June 30, 1996, the Company acquired Somerset Village from one of such affiliated limited partnerships for an aggregate purchase price of approximately $22,068,000, plus the assumption of certain indebtedness. See "Recent Developments." In connection with such acquisition, affiliates of the Underwriter received certain fees and distributions pursuant to the terms of the limited partnership agreement.

                                    EXPERTS

    The consolidated financial statements of Apartment Investment and Management Company and the combined financial statements of the AIMCO Predecessors included in Apartment Investment and Management Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Historical Summaries of Gross Income and Direct Operating Expenses of Somerset Village for the years ended December 31, 1995 and 1994 and the period from June 10, 1993 through December 31, 1993, and the Combined Historical Summaries of Gross Income and Direct Operating Expenses of Sycamore Creek Apartments and Tustin Woods Apartments for the year ended December 31, 1995, included in this Prospectus Supplement and included in Apartment Investment and Management Company's Current Report on Form 8-K dated November 21, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference and appearing elsewhere herein. Such Historical Summaries are included herein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined statement of revenues and certain expenses of GECC Properties for the year ended December 31, 1994 included in Apartment Investment and Management Company's Current Report on Form 8-K dated December 29, 1995, and the statement of revenues and certain expenses of Peachtree Park Apartments for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995 included in Apartment Investment and Management Company's Current Report on Form 8-K dated January 1, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereon included therein and incorporated herein by reference. Such statements have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California and for the Underwriter by Winstead Sechrest & Minick P.C., Dallas, Texas. The legality of the Class A Common Stock offered hereby will be passed upon for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Skadden, Arps, Slate, Meagher & Flom LLP and Winstead Sechrest & Minick P.C. will rely on Piper & Marbury L.L.P. as to certain matters of Maryland law.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996..................................        F-3

  Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 1996....        F-4

  Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 1995....        F-5

  Pro Forma Condensed Consolidated Statement of Operations for the Year Ended
   December 31, 1995.......................................................................................        F-6

  Notes to Pro Forma Condensed Consolidated Financial Statements...........................................        F-7

SOMERSET VILLAGE APARTMENTS

  Report of Independent Auditors...........................................................................       F-12

  Historical Summaries of Gross Income and Direct Operating Expenses for the Years Ended December 31, 1995
   and 1994 and for the Period from June 10, 1993 through December 31, 1993 and for the five months ended
   May 31, 1996 (unaudited)................................................................................       F-13

  Notes to Historical Summaries of Gross Income and Direct Operating Expenses..............................       F-14

SYCAMORE CREEK APARTMENTS AND TUSTIN WOODS APARTMENTS

  Report of Independent Auditors...........................................................................       F-15

  Combined Historical Summaries of Gross Income and Direct Operating Expenses for the Year Ended December
   31, 1995 and for the three months ended March 31, 1996 (unaudited)......................................       F-16

  Notes to Combined Historical Summaries of Gross Income and Direct Operating Expenses.....................       F-17

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                        PRO FORMA FINANCIAL INFORMATION

    CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION SHALL HAVE THE RESPECTIVE MEANINGS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT.

    The following unaudited Pro Forma Condensed Consolidated Balance Sheet of September 30, 1996 is based on the unaudited historical financial data of the Company and has been prepared as if each of the following transactions had occurred as of September 30, 1996: (i) the completion of the Offering and the application of the net proceeds thereof as described in this Prospectus Supplement; and (ii) the acquisition of certain partnership interests, real estate and related assets owned by the J.W. English Companies, the limited partnership interests acquired pursuant to the English Tender Offers and the general partnership interests and loans relating to the Proposed Acquisition Properties (collectively, the "Partnership Interests") and the incurrence of indebtedness to finance such acquisitions.

    The unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1996 is based on the unaudited historical financial data of the Company and has been prepared as if each of the following transactions had occurred on January 1, 1996: (i) the completion of the Offering and the application of net proceeds thereof as described in this Prospectus Supplement; (ii) the acquisition of the Partnership Interests and the incurrence of indebtedness to finance such acquisitions; (iii) the acquisition of 12 properties in 1995 and during the nine months ended September 30, 1996 (the "1995 and 1996 Acquisitions"), to the extent such acquisitions occurred during the nine months ended September 30, 1996, and the assumption of indebtedness in connection with such acquisitions; (iv) the disposition of the Sold Properties;
(v) the repayment of certain indebtedness with borrowings under the Credit Facility and the issuance of OP Units; and (vi) the purchase of a management company.

    The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1995 are based on the audited and unaudited, respectively, historical financial data of the Company and have been prepared as if each of the following transactions had occurred on January 1, 1995: (i) the completion of the Offering and the application of net proceeds thereof as described in this Prospectus Supplement;
(ii) the acquisition of the Partnership Interests and the incurrence of indebtedness to finance such acquisitions; (iii) the 1995 and 1996 Acquisitions and the assumption of indebtedness in connection with such acquisitions; (iv) the disposition of the Sold Properties; (v) the repayment of certain indebtedness with borrowings under the Credit Facility and the issuance of OP Units; (vi) the purchase of a management company; and (vii) the sale of 2,706,423 shares of Class A Common Stock at $19.125 per share (the "Second Public Offering").

    The unaudited pro forma Consolidated Statements of Operations are not necessarily indicative of what the Company's financial position or result of operations would have been assuming the completion of the transactions described above at the beginning of the periods indicated, nor do they purport to project the Company's financial position at any future date or its results of operations for any future period.

    In the opinion of management, the historical operating data for the nine months ended September 30, 1996 and 1995 include all adjustments (consisting only of recurring adjustments) necessary to present fairly the information set forth therein. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be obtained for the year ended December 31, 1996. The following information should be read in conjunction with the financial statements and notes thereto included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                             ACTUAL     ADJUSTMENTS     PRO FORMA
                                                                           ----------  --------------  -----------
                                                      ASSETS

Real estate--net of accumulated depreciation of $78,820..................  $  500,889  $  206,431(A)    $ 707,320
Cash and cash equivalents................................................       1,115       9,717(B)       10,832
Restricted cash..........................................................       9,591       1,939(C)       11,530
Real estate held for sale................................................      --           6,359(D)        6,359
Accounts receivable......................................................       2,161         260(E)        2,421
Deferred financing costs.................................................       7,909       1,927(F)        9,836
Notes receivable from affiliates.........................................      --           6,152(G)        6,152
Note receivable..........................................................       2,893        --             2,893
Investment in other partnerships.........................................      --           8,919(H)        8,919
Other assets.............................................................       7,305       7,822(I)       15,127
                                                                           ----------  --------------  -----------
                                                                           $  531,863  $  249,526       $ 781,389
                                                                           ----------  --------------  -----------
                                                                           ----------  --------------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Secured long-term notes payable..........................................  $  176,635  $  152,674(J)    $ 329,309
Secured long-term tax-exempt bond financing..............................      75,837        --            75,837
Secured short-term financing.............................................      52,300      31,944(K)       84,244
Notes payable to affiliates..............................................      --           5,689(L)        5,689
Accounts payable, accrued and other liabilities..........................       8,908       7,547(M)       16,455
Resident security deposits and prepaid rents.............................       3,125       1,260(N)        4,385
                                                                           ----------  --------------  -----------
                                                                              316,805     199,114         515,919
                                                                           ----------  --------------  -----------
Commitments and contingencies

Minority interest in other partnerships..................................      --           8,350(O)        8,350
Minority interest in Operating Partnership...............................      42,760      16,792(P)       59,552
                                                                           ----------  --------------  -----------
                                                                               42,760      25,142          67,902

Stockholders' equity:

  Class A Common Stock ($.01 par value)..................................         118          11(Q)          129
  Class B Common Stock ($.01 par value)..................................           6        --                 6
  Additional paid-in capital.............................................     184,582      25,259(R)      209,841
  Accumulated deficit....................................................     (12,408)       --           (12,408)
                                                                           ----------  --------------  -----------
                                                                              172,298      25,270         197,568
                                                                           ----------  --------------  -----------
                                                                           $  531,863  $  249,526       $ 781,389
                                                                           ----------  --------------  -----------
                                                                           ----------  --------------  -----------

          The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                OFFERING
                                                          ACTUAL   ADJUSTMENTS    ADJUSTED    ADJUSTMENTS    PRO FORMA
                                                         --------  ------------   ---------   ------------   ----------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues.....................  $ 70,392  $ 36,547(S)    $ 106,939      --           $106,939
Property operating expenses............................   (27,111)  (20,779)(S)     (47,890)     --            (47,890)
Owned property management expense......................    (1,999)   (1,573)(S)      (3,572)     --             (3,572)
                                                         --------  ------------   ---------   ------------   ----------
Income from property operations before depreciation....    41,282    14,195          55,477      --             55,477
Depreciation...........................................   (13,716)   (5,968)(S)     (19,684)     --            (19,684)
                                                         --------  ------------   ---------   ------------   ----------
Income from property operations........................    27,566     8,227          35,793      --             35,793
                                                         --------  ------------   ---------   ------------   ----------
SERVICE COMPANY BUSINESS...............................
Management fees and other income.......................     5,442     1,794(T)        7,236      --              7,236
Management and other expenses..........................    (3,449)   (1,184)(T)      (4,633)     --             (4,633)
Corporate overhead allocation..........................      (443)    --               (443)     --               (443)
Amortization of management company goodwill............      (344)     (113)(T)        (457)     --               (457)
Other assets depreciation and amortization.............      (154)     (335)(U)        (489)     --               (489)
                                                         --------  ------------   ---------   ------------   ----------
Income from service company business...................     1,052       162           1,214      --              1,214
Minority interests in service company business.........       (10)    --                (10)     --                (10)
                                                         --------  ------------   ---------   ------------   ----------
Company's share of income from service company
  business.............................................     1,042       162           1,204      --              1,204
                                                         --------  ------------   ---------   ------------   ----------
GENERAL AND ADMINISTRATIVE EXPENSES....................      (943)    --               (943)     --               (943)
INTEREST EXPENSE.......................................   (16,775)  (12,164)(V)     (28,939)     1,374(Z)      (27,565)
INTEREST INCOME........................................       242     --                242      --                242
                                                         --------  ------------   ---------   ------------   ----------
INCOME BEFORE GAIN ON DISPOSITION OF PROPERTY AND
  MINORITY INTEREST IN OPERATING PARTNERSHIP...........    11,132    (3,775)          7,357      1,374           8,731
GAIN ON DISPOSITION OF PROPERTY........................        64       (64)(W)      --          --             --
                                                         --------  ------------   ---------   ------------   ----------
Income before minority interests.......................    11,196    (3,839)(X)       7,357      1,374           8,731
MINORITY INTEREST IN OTHER PARTNERSHIPS................     --        2,404(X)        2,404      --              2,404
                                                                   ------------   ---------   ------------   ----------
Income before minority interest in Operating
  Partnership..........................................    11,196    (1,435)          9,761      1,374          11,135
MINORITY INTEREST IN OPERATING PARTNERSHIP.............    (1,845)     (312)(Y)      (2,157)      (148)(AA)     (2,305)
                                                         --------  ------------   ---------   ------------   ----------
Net income.............................................  $  9,351  $ (1,747)      $   7,604    $ 1,226        $  8,830
                                                         --------  ------------   ---------   ------------   ----------
                                                         --------  ------------   ---------   ------------   ----------
Net income allocable to preferred stockholder..........  $  --                    $  --                       $ --
                                                         --------                 ---------                  ----------
                                                         --------                 ---------                  ----------
Net income allocable to common stockholders............  $  9,351                 $   7,604                   $  8,830
                                                         --------                 ---------                  ----------
                                                         --------                 ---------                  ----------
Weighted average common shares and common share
  equivalents outstanding..............................    12,127                    12,331                     13,431
                                                         --------                 ---------                  ----------
                                                         --------                 ---------                  ----------
Net income per common share and common share
  equivalent...........................................  $   0.77                 $    0.62                   $   0.66
                                                         --------                 ---------                  ----------
                                                         --------                 ---------                  ----------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                   OFFERING
                                                           ACTUAL     ADJUSTMENTS     ADJUSTED    ADJUSTMENTS    PRO FORMA
                                                         ----------  --------------  ----------  -------------  -----------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues.....................  $   55,653  $   44,537(S)   $  100,190       --         $ 100,190
Property operating expenses............................     (22,609)    (24,462)(S)     (47,071)      --           (47,071)
Owned property management expense......................      (1,707)     (1,758)(S)      (3,465)      --            (3,465)
                                                         ----------  --------------  ----------     ------      -----------
Income from property operations before depreciation....      31,337      18,317          49,654       --            49,654
Depreciation...........................................     (11,067)     (8,227)(S)     (19,294)      --           (19,294)
                                                         ----------  --------------  ----------     ------      -----------
Income from property operations........................      20,270      10,090          30,360       --            30,360
                                                         ----------  --------------  ----------     ------      -----------
SERVICE COMPANY BUSINESS
Management fees and other income.......................       5,980       2,173(T)        8,153       --             8,153
Management and other expenses..........................      (3,518)     (1,621)(T)      (5,139)      --            (5,139)
Corporate overhead allocation..........................      --            --            --           --            --
Amortization of management company goodwill............        (307)       (121)(T)        (428)      --              (428)
Other assets depreciation and amortization.............        (114)       (335)(U)        (449)      --              (449)
                                                         ----------  --------------  ----------     ------      -----------
Income from service company business...................       2,041          96           2,137       --             2,137
Minority interests in service company business.........         (20)          0             (20)      --               (20)
                                                         ----------  --------------  ----------     ------      -----------
Company's share of income from service company
 business..............................................       2,021          96           2,117       --             2,117
                                                         ----------  --------------  ----------     ------      -----------
GENERAL AND ADMINISTRATIVE EXPENSES....................      (1,709)       --            (1,709)      --            (1,709)
INTEREST EXPENSE.......................................      (8,391)    (13,499)(V)     (21,890)     1,374(Z)      (20,516)
INTEREST INCOME........................................         497        --               497       --               497
                                                         ----------  --------------  ----------     ------      -----------
INCOME BEFORE GAIN ON DISPOSITION OF PROPERTY AND
 MINORITY INTERESTS....................................      12,688      (3,313)          9,375      1,374          10,749
GAIN ON DISPOSITION OF PROPERTY........................      --            --            --           --            --
                                                         ----------  --------------  ----------     ------      -----------
Income before minority interests.......................      12,688      (3,313)          9,375      1,374          10,749
MINORITY INTEREST IN OTHER PARTNERSHIPS................      --           3,140(X)        3,140       --             3,140
                                                         ----------  --------------  ----------     ------      -----------
INCOME BEFORE MINORITY INTEREST IN OPERATING
 PARTNERSHIP...........................................      12,688        (173)         12,515      1,374          13,889
Minority interest in Operating Partnership.............      (1,228)     (1,513)(W)      (2,741)      (120)(AA)     (2,861)
                                                         ----------  --------------  ----------     ------      -----------
NET INCOME.............................................  $   11,460  $   (1,686)     $    9,774  $   1,254       $  11,028
                                                         ----------  --------------  ----------     ------      -----------
                                                         ----------  --------------  ----------     ------      -----------
Net income allocable to preferred stockholder..........  $    5,169                  $    5,169                  $   5,169
                                                         ----------                  ----------                 -----------
                                                         ----------                  ----------                 -----------
Net income allocable to common stockholders............  $    6,291                  $    4,605                  $   5,859
                                                         ----------                  ----------                 -----------
                                                         ----------                  ----------                 -----------
Weighted average common shares and common share
 equivalents outstanding...............................       9,622                      12,702                     13,802
                                                         ----------                  ----------                 -----------
                                                         ----------                  ----------                 -----------
Net income per common share and common share
 equivalent............................................  $     0.65                  $     0.36                  $    0.42
                                                         ----------                  ----------                 -----------
                                                         ----------                  ----------                 -----------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                           OFFERING
                                                   ACTUAL     ADJUSTMENTS     ADJUSTED    ADJUSTMENTS    PRO FORMA
                                                 ----------  --------------  ----------  -------------  -----------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues.............  $   74,947  $   59,931(S)   $  134,878  $    --         $ 134,878
Property operating expenses....................     (30,150)    (33,397)(S)     (63,547)      --           (63,547)
Owned property management expense..............      (2,276)     (2,492)(S)      (4,768)      --            (4,768)
                                                 ----------  --------------  ----------     ------      -----------
Income from property operations before
 depreciation..................................      42,521      24,042          66,563       --            66,563
Depreciation...................................     (15,038)    (11,030)(S)     (26,068)      --           (26,068)
                                                 ----------  --------------  ----------     ------      -----------
Income from property operations................      27,483      13,012          40,495       --            40,495
                                                 ----------  --------------  ----------     ------      -----------

SERVICE COMPANY BUSINESS
Management fees and other income...............       8,132       2,923(T)       11,055       --            11,055
Management and other expenses..................      (4,953)     (2,050)(T)      (7,003)      --            (7,003)
Corporate overhead allocation..................        (581)       --              (581)      --              (581)
Amortization of management company goodwill....        (428)       (161)(T)        (589)      --              (589)
Other assets depreciation and amortization.....        (168)       (446)(U)        (614)      --              (614)
                                                 ----------  --------------  ----------     ------      -----------
Income from service company business...........       2,002         266           2,268       --             2,268
Minority interests in service company
 business......................................         (29)       --               (29)      --               (29)
                                                 ----------  --------------  ----------     ------      -----------
Company's share of income from service company
 business......................................       1,973         266           2,239       --             2,239
                                                 ----------  --------------  ----------     ------      -----------

GENERAL AND ADMINISTRATIVE EXPENSES............      (1,804)       --            (1,804)      --            (1,804)

INTEREST EXPENSE...............................     (13,322)    (19,468)(V)     (32,790)     1,832(Z)      (30,958)

INTEREST INCOME................................         658        --               658       --               658
                                                 ----------  --------------  ----------     ------      -----------
INCOME BEFORE GAIN ON DISPOSITION OF PROPERTY
 AND MINORITY INTERESTS........................      14,988      (6,190)          8,798      1,832          10,630
Gain on disposition of property................      --            --            --           --            --
                                                 ----------  --------------  ----------     ------      -----------
Income before minority interests...............      14,988      (6,190)          8,798      1,832          10,630
Minority interest in other partnerships........      --           4,274(X)        4,274       --             4,274
                                                 ----------  --------------  ----------     ------      -----------
INCOME BEFORE MINORITY INTEREST IN OPERATING
 PARTNERSHIP...................................      14,988      (1,916)         13,072      1,832          14,904
Minority interest in Operating Partnership.....      (1,613)     (1,276)(W)      (2,889)      (196)(AA)     (3,085)
                                                 ----------  --------------  ----------     ------      -----------

NET INCOME.....................................  $   13,375  $   (3,192)     $   10,183  $   1,636       $  11,819
                                                 ----------  --------------  ----------     ------      -----------
                                                 ----------  --------------  ----------     ------      -----------
Net income allocable to preferred
 stockholder...................................  $    5,169                  $    5,169                  $   5,169
                                                 ----------                  ----------                 -----------
                                                 ----------                  ----------                 -----------
Net income allocable to common
 stockholders..................................  $    8,206                  $    5,014                  $   6,650
                                                 ----------                  ----------                 -----------
                                                 ----------                  ----------                 -----------
Weighted average common shares and common share
 equivalents outstanding.......................       9,579                      12,573                     13,673
                                                 ----------                  ----------                 -----------
                                                 ----------                  ----------                 -----------
Net income per common share and common share
 equivalent....................................  $     0.86                  $     0.40                  $    0.49
                                                 ----------                  ----------                 -----------
                                                 ----------                  ----------                 -----------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1.  METHOD OF ACCOUNTING
    The 1995 and 1996 Acquisitions have been recorded as purchases. The Partnership Interests have been presented on a consolidated basis as the Company has controlling interests in the partnerships. All significant intercompany balances and transactions have been eliminated in consolidation.

2.  ADJUSTMENTS FOR PRO FORMA CONDENSED CONSOLIDATED
    BALANCE SHEET
    The adjustments reflected in the Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996 are as follows:

(A)        INCREASE IN REAL ESTATE
           Purchase of the Partnership Interests..............................  $ 206,431
(B)        INCREASE IN CASH AND CASH EQUIVALENTS
           Net Offering proceeds:
           Proceeds of the Offering...........................................  $  26,950
           Costs of the Offering..............................................     (1,680)
                                                                                ---------
           Net Offering proceeds..............................................     25,270
           Less use of proceeds:
           Repayment of Credit Facility.......................................    (25,270)
           Other changes in cash and cash equivalents:
           Increase in cash and cash equivalents attributable to the
            consolidation of
              the Partnership Interests.......................................      9,717
                                                                                ---------
           Net change in cash and cash equivalents............................  $   9,717
                                                                                ---------
                                                                                ---------
(C)        INCREASE IN RESTRICTED CASH
           Increase in restricted cash attributable to the consolidation of
            the Partnership Interests.........................................  $   1,939
(D)        INCREASE IN REAL ESTATE HELD FOR SALE
           Purchase of real estate held for sale in connection with the
            purchase of the Partnership Interests.............................  $   6,359
(E)        INCREASE IN ACCOUNTS RECEIVABLE
           Increase in accounts receivable attributable to the consolidation
            of the Partnership Interests......................................  $     260
(F)        INCREASE IN DEFERRED FINANCING COSTS
           Increase in deferred financing costs attributable to the
            consolidation of the Partnership Interests........................  $   1,927
(G)        INCREASE IN NOTES RECEIVABLE FROM AFFILIATES
           Interest-bearing loan made to certain of the English limited
            partnerships, net of amount eliminated in consolidation...........  $   6,152
(H)        INCREASE IN INVESTMENT IN OTHER PARTNERSHIPS
           Purchase of general partnership interests in the English limited
            partnerships......................................................  $   8,919
(I)        INCREASE IN OTHER ASSETS
           Increase in other assets attributable to the consolidation of the
            Partnership Interests.............................................  $   7,822
(J)        INCREASE IN SECURED LONG-TERM NOTES PAYABLE
           Increase in secured long-term notes payable for indebtedness secured by properties owned by partnerships in which the Company purchased Partnership Interests...................................  $ 152,674

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  ADJUSTMENTS FOR PRO FORMA CONDENSED CONSOLIDATED
    BALANCE SHEET (CONTINUED)

(K)        INCREASE IN SECURED SHORT-TERM FINANCING, NET
           Borrowings of short-term financing to purchase the Partnership
            Interests.........................................................  $  57,214
           Repayment on Credit Facility with proceeds of the Offering.........    (25,270)
                                                                                ---------
                                                                                $  31,944
                                                                                ---------
                                                                                ---------
(L)        INCREASE IN NOTES PAYABLE TO AFFILIATES
           Increase in notes payable attributable to the consolidation of the
            Partnership Interests.............................................  $   5,689
(M)        INCREASE IN ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES
           Increase in accounts payable, accrued and other liabilities
            attributable to the consolidation of the Partnership Interests....  $   7,547
(N)        INCREASE IN RESIDENT SECURITY DEPOSITS AND PREPAID RENTS
           Increase in resident security deposits and prepaid rents
            attributable to the consolidation of the Partnership Interests....  $   1,260
(O)        INCREASE IN MINORITY INTERESTS IN OTHER PARTNERSHIPS
           Increase in minority interests in connection with the purchase of
            the Partnership interests.........................................  $   8,350
(P)        INCREASE IN MINORITY INTERESTS IN OPERATING PARTNERSHIP
           OP Units issued in connection with the purchase of the Partnership
            Interests.........................................................  $  16,792
(Q)        INCREASE IN STOCKHOLDERS' EQUITY
           Par value of 1,100,000 shares of Common Stock issued in connection
            with the Offering.................................................  $      11
(R)        INCREASE IN ADDITIONAL PAID-IN CAPITAL
           Proceeds of the Offering in excess of par value of Common Stock issued............................................................  $  26,939
           Costs of the Offering..............................................     (1,680)
                                                                                ---------
           Net Offering proceeds..............................................  $  25,259
                                                                                ---------
                                                                                ---------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ADJUSTMENTS FOR PRO FORMA CONDENSED
    CONSOLIDATED STATEMENTS OF OPERATIONS
    The pro forma adjustments reflected in the Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 1996 and 1995 and the year ended December 31, 1995 are as follows:

                                                                SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                                                    1996           1995           1995
                                                                -------------  -------------  ------------
(S)        RENTAL PROPERTY OPERATIONS
           Additions to reflect the historical operations for
            the Partnership Interests, the 1995 and 1996
            Acquisitions and the Sold Properties for the
            period presented:
           Rental and other property revenues:
           Partnership Interests..............................   $    37,534    $    33,297    $   45,532
           1995 and 1996 Acquisitions.........................         2,376         15,291        19,847
           Sold Properties....................................        (3,363)        (4,051)       (5,448)
                                                                -------------  -------------  ------------
                                                                 $    36,547    $    44,537    $   59,931
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------
           Property operating expenses:
           Partnership Interests..............................   $   (22,001)   $   (20,957)   $  (28,779)
           1995 and 1996 Acquisitions.........................          (652)        (6,014)       (7,936)
           Sold Properties....................................         1,874          2,509         3,318
                                                                -------------  -------------  ------------
                                                                 $   (20,779)   $   (24,462)   $  (33,397)
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------
           Owned property management expense:
           Partnership Interests..............................   $    (1,644)   $    (1,410)   $   (2,010)
           1995 and 1996 Acquisitions.........................           (57)          (521)         (712)
           Sold Properties....................................           128            173           230
                                                                -------------  -------------  ------------
                                                                 $    (1,573)   $    (1,758)   $   (2,492)
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------
           Depreciation:
           Partnership Interests..............................   $    (5,893)   $    (5,550)   $   (7,398)
           1995 and 1996 Acquisitions.........................          (522)        (3,196)       (4,334)
           Sold Properties....................................           447            519           702
                                                                -------------  -------------  ------------
                                                                 $    (5,968)   $    (8,227)   $  (11,030)
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------
(T)        SERVICE COMPANY BUSINESS
           Management fees and other income
           Increase in management fees and other
              income resulting from the purchase of a
              management company..............................   $       767    $     1,274    $    1,544
           Increase in management fees and other
              income resulting from the purchase of
              the Partnership Interests.......................         1,082          1,028         1,555
           Elimination of management fees earned
              by the Company on the 1995 and 1996
              Acquisitions....................................           (55)          (129)         (176)
                                                                -------------  -------------  ------------
                                                                 $     1,794    $     2,173    $    2,923
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ADJUSTMENTS FOR PRO FORMA CONDENSED
    CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

                                                                SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                                                    1996           1995           1995
                                                                -------------  -------------  ------------
           Management and other expenses
           Increase in management and other
              expenses resulting from the purchase
              of a management company.........................   $      (734)   $    (1,171)   $   (1,450)
           Increase in management and other
              expenses resulting from the purchase of
              the Partnership Interests.......................          (450)          (450)         (600)
                                                                -------------  -------------  ------------
                                                                 $    (1,184)   $    (1,621)   $   (2,050)
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------
           Amortization of management company goodwill
           Increase in amortization of management
              company goodwill in connection with the
              purchase of a management company................   $       (60)   $       (68)   $      (90)
           Increase in amortization of management
              company goodwill in connection with the
              purchase of the Partnership Interests...........           (53)           (53)          (71)
                                                                -------------  -------------  ------------
                                                                 $      (113)   $      (121)   $     (161)
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------
(U)        OTHER ASSETS DEPRECIATION AND AMORTIZATION
           Increase in amortization of management contract in
            connection with the purchase of the Partnership
            Interests.........................................   $      (335)          (335)         (446)
                                                                -------------  -------------  ------------
(V)        INTEREST EXPENSE
           Increase in interest expense resulting from
            borrowings in connection with the purchase of
            Partnership Interests.............................   $    (2,096)   $    (2,096)   $   (2,794)
           Increase in interest expense associated with
            mortgages assumed in the purchase of certain of
            the 1995 and 1996 Acquisitions....................           (35)        (1,144)       (2,752)
           Net decrease in interest expense resulting from the
            repayment of mortgages assumed in the purchase of
            certain of the 1995 and 1996 Acquisitions with
            borrowings on the Credit Facility and the paydown
            on the Credit Facility with proceeds from the sale
            of the four Sold Properties.......................           976             73            98
           Increase in interest expense attributable to the
            consolidation of the Partnership Interests........       (11,009)       (10,332)      (14,020)
                                                                -------------  -------------  ------------
                                                                 $   (12,164)   $   (13,499)   $  (19,468)
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------
(W)        GAIN ON DISPOSITION OF PROPERTY
           Elimination of gain on disposition of Sold
            Properties........................................   $       (64)       --             --
(X)        MINORITY INTEREST IN OTHER PARTNERSHIPS

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ADJUSTMENTS FOR PRO FORMA CONDENSED
    CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

                                                                SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                                                    1996           1995           1995
                                                                -------------  -------------  ------------
           Increase in minority interest in other partnerships
            for interests owned by others in partnerships of
            which Partnership Interests were purchased by the
            Company...........................................   $     2,404    $     3,140    $    4,274
(Y)        MINORITY INTEREST IN OPERATING PARTNERSHIP
           Increase in minority interest for OP Units issued
            in connection with the purchase of the Partnership
            Interests and the 1995 and 1996 Acquisitions......   $      (312)   $    (1,513)   $   (1,276)
           Minority interest percentage for period............          22.1%          21.9%         22.1%

4.  OFFERING ADJUSTMENTS FOR PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

(Z)        INTEREST EXPENSE
           Decrease in interest expense resulting
            from the repayment of the Credit
            Facility with proceeds from the
            Offering..............................   $   1,374    $   1,374    $   1,832
           MINORITY INTEREST IN OPERATING
(AA)        PARTNERSHIP
           Decrease in minority interest
            percentage resulting from the issuance
            of 1,100,000 shares of Common Stock in
            connection with the Offering..........   $    (139)   $    (104)   $    (189)
           Minority interest percentage for
            period................................        20.7%        20.6%        20.7%

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Apartment Investment and Management Company

    We have audited the accompanying Historical Summaries of Gross Income and Direct Operating Expenses of Somerset Village Apartments (the Property) for the years ended December 31, 1995 and 1994, and for the period from June 10, 1993 through December 31, 1993. These Historical Summaries are the responsibility of the Property's management. Our responsibility is to express an opinion on these Historical Summaries based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historial Summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summaries. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying Historical Summaries have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Prospectus Supplement dated November 22, 1996, of Apartment Investment and Management Company, relating to 1,100,000 shares of Class A Common Stock, as described in Note 1 and are not intended to be a complete presentation of the income and expenses of the Property.

    In our opinion, the Historical Summaries referred to above present fairly, in all material respects, the gross income and direct operating expenses as described in Note 1 of Somerset Village Apartments for the years ended December 31, 1995 and 1994, and for the period from June 10, 1993 through December 31, 1993, in conformity with generally accepted accounting principles.

                                                  /s/ ERNST & YOUNG LLP

Dallas, Texas
April 2, 1996

                          SOMERSET VILLAGE APARTMENTS

       HISTORICAL SUMMARIES OF GROSS INCOME AND DIRECT OPERATING EXPENSES

                                                                                                   PERIOD FROM
                                                        PERIOD FROM                                  JUNE 10,
                                                         JANUARY 1,     YEAR ENDED    YEAR ENDED   1993 THROUGH
                                                        1996 THROUGH   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        MAY 31, 1996       1995          1994          1993
                                                       --------------  ------------  ------------  ------------
                                                        (UNAUDITED)
GROSS INCOME
Rental...............................................   $  1,275,595    $2,918,902    $2,742,152    $  903,193
Other................................................         97,329       264,897       239,702        70,912
                                                       --------------  ------------  ------------  ------------
  Total gross income.................................      1,372,924     3,183,799     2,981,854       974,105
DIRECT OPERATING EXPENSES
Repairs and maintenance..............................         30,236       101,501        57,206        55,308
Utilities and other property operating...............        249,146       655,292       608,657       198,854
Advertising..........................................         13,451        39,941        39,085         9,568
General and administrative...........................         12,757        31,038        24,981         6,601
Real estate taxes....................................         65,654       174,080       242,671        52,281
Management fees......................................         55,452       128,937       121,400        34,703
                                                       --------------  ------------  ------------  ------------
  Total direct operating expenses....................        426,696     1,130,789     1,094,000       357,315
                                                       --------------  ------------  ------------  ------------
Excess of gross income over direct operating
 expenses............................................   $    946,228    $2,053,010    $1,887,854    $  616,790
                                                       --------------  ------------  ------------  ------------
                                                       --------------  ------------  ------------  ------------

                          SOMERSET VILLAGE APARTMENTS
               NOTES TO HISTORICAL SUMMARIES OF GROSS INCOME AND
                           DIRECT OPERATING EXPENSES
                          YEAR ENDED DECEMBER 31, 1995

1.  ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying Historical Summaries of Gross Income and Direct Operating Expenses include the accounts of Somerset Village Apartments (the Property), a 486-unit multifamily residential community located in Salt Lake City, Utah. Apartment Investment and Management Company (the Company) acquired the Property on May 31, 1996 from Somerset Utah L.P., an affiliated entity.

    The accompanying Historical Summaries have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Prospectus Supplement, dated November 22, 1996, of the Company, relating to 1,100,000 shares of Class A Common Stock. The Historical Summaries are not intended to be a complete presentation of income and expenses of the Property for the years ended December 31, 1995 and 1994, and the period from June 10, 1993 through December 31, 1993, as certain costs such as depreciation, amortization, interest, and other debt service costs have been excluded. These costs are not considered to be direct operating expenses.

INTERIM UNAUDITED FINANCIAL INFORMATION

    The accompanying interim unaudited Historical Summary has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and was prepared on the same basis as the Historical Summaries for the years ended December 31, 1995 and 1994, and the period from June 10, 1993 through December 31, 1993. In the opinion of management of the Property, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Historical Summary for this interim period have been made. The excess of gross income over direct operating expenses for such interim period is not necessarily indicative of the excess of gross income over direct operating expenses for the full year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Rental income is recorded when due from residents. Leases generally have terms of no more than one year.

CAPITALIZATION POLICY

    Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

3.  TRANSACTIONS WITH AFFILIATES

    Property Asset Management of the Southwest L.L.C., an affiliate of the Company, has managed the Property for a fee equal to 4% of gross property revenue.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Apartment Investment and Management Company

    We have audited the accompanying Combined Historical Summary of Gross Income and Direct Operating Expenses of Sycamore Creek Apartments and Tustin Woods Apartments (the Properties) for the year ended December 31, 1995. This Combined Historical Summary is the responsibility of the Properties' management. Our responsibility is to express an opinion on this Combined Historical Summary based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Combined Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Historical Summary. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying Combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Prospectus Supplement, dated November 22, 1996, of Apartment Investment and Management Company, relating to 1,100,000 shares of Class A Common Stock, as described in Note 1 and are not intended to be a complete presentation of the income and expenses of the Properties.

    In our opinion, the Combined Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses as described in Note 1 of Sycamore Creek Apartments and Tustin Woods Apartments for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                  /s/ ERNST & YOUNG LLP

Dallas, Texas
November 19, 1996

             SYCAMORE CREEK APARTMENTS AND TUSTIN WOODS APARTMENTS
                 COMBINED HISTORICAL SUMMARIES OF GROSS INCOME
                         AND DIRECT OPERATING EXPENSES

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1995
                                                                                      THREE MONTHS   ------------
                                                                                       ENDED MARCH
                                                                                        31, 1996
                                                                                      -------------
                                                                                       (UNAUDITED)
GROSS INCOME
Rental..............................................................................   $   653,078    $2,583,674
Other...............................................................................        32,106       132,313
                                                                                      -------------  ------------
  Total gross income................................................................       685,184     2,715,987
DIRECT OPERATING EXPENSES
Repairs and maintenance.............................................................        88,067       327,445
Utilities and other property operating..............................................       101,627       435,940
Advertising.........................................................................         2,583        13,441
General and administrative..........................................................        22,714        91,166
Real estate taxes...................................................................        17,924        71,695
Management fees.....................................................................        25,454       101,465
                                                                                      -------------  ------------
  Total direct operating expenses...................................................       258,369     1,041,152
                                                                                      -------------  ------------
Excess of gross income over direct operating expenses...............................   $   426,815    $1,674,835
                                                                                      -------------  ------------
                                                                                      -------------  ------------

             SYCAMORE CREEK APARTMENTS AND TUSTIN WOODS APARTMENTS
           NOTES TO COMBINED HISTORICAL SUMMARIES OF GROSS INCOME AND
                           DIRECT OPERATING EXPENSES

1.  ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying Combined Historical Summaries of Gross Income and Direct Operating Expenses include the accounts of Sycamore Creek Apartments and Tustin Woods Apartments (the Properties), multifamily residential communities located in Tustin, California, containing 232 and 104 units, respectively. Apartment Investment and Management Company (the Company) acquired the Properties on April 22, 1996 from Thoner-Pankey Joint Venture (the Joint Venture).

    The accompanying Combined Historical Summaries have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Prospectus Supplement, dated November 22, 1996, of the Company, relating to 1,100,000 shares of Class A Common Stock. The Combined Historical Summaries are not intended to be a complete presentation of income and expenses of the Properties for the year ended December 31, 1995, as certain costs such as depreciation, amortization, interest, and other debt service costs have been excluded. These costs are not considered to be direct operating expenses.

INTERIM UNAUDITED FINANCIAL INFORMATION

    The accompanying interim unaudited Combined Historical Summary has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and was prepared on the same basis as the Combined Historical Summary for the year ended December 31, 1995. In the opinion of management of the Properties, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Combined Historical Summary for this interim period have been made. The excess of gross income over direct operating expenses for such interim period is not necessarily indicative of the excess of gross income over direct operating expenses for the full year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Rental income is recorded when due from residents. Leases generally have terms of no more than one year.

CAPITALIZATION POLICY

    Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

3.  TRANSACTIONS WITH AFFILIATES

    Birmingham Realty Services, Inc., an affiliate of the Joint Venture, managed the Properties for a fee equal to 4% of gross rental receipts, as defined.

PROSPECTUS

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                  $200,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                              CLASS A COMMON STOCK
                                    WARRANTS

    Apartment Investment and Management Company (the "Company") may offer from time to time (i) debt securities (the "Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness, (ii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and (iv) warrants to purchase Debt Securities, Preferred Stock or Class A Common Stock, as shall be designated by the Company at the time of the offering (the "Warrants"). The Debt Securities, the Preferred Stock, the Class A Common Stock and the Warrants are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $200,000,000. The Securities may be offered separately or together (in any combination) and as separate series, in any case, in amounts, at prices and on terms to be determined at the time of sale.

    The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
        ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.
                            ------------------------

                               December 12, 1995

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-13232), are incorporated herein by reference:

        (i) Annual Report on Form 10-K for the year ended December 31, 1994;

        (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 (and all amendments thereto);

       (iii) Current Reports on Form 8-K dated November 22, 1994, and July 20, 1995 (and all amendments thereto); and

       (iv) the description of the Class A Common Stock which is contained in a Registration Statement on Form 8-A filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    Copies of all documents which are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided without charge to any person to whom this Prospectus has been delivered, upon request.

Requests for such copies should be directed to Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, Attention: Corporate Secretary, telephone number (303) 757-8101.
                            ------------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                                  THE COMPANY

    Apartment Investment and Management Company, a Maryland corporation ("AIMCO" or the "Company," which terms include its subsidiaries and controlled entities, unless the context indicates otherwise), is a self-administered and self-managed real estate investment trust (a "REIT") that owns and operates multifamily apartment properties (the "Owned Properties") and manages other multifamily apartment properties (the "Managed Properties"). As of September 30, 1995, AIMCO owned and operated 48 Owned Properties containing 12,513 apartment units located in the Southwestern, Southcentral and Southeastern regions of the United States. In addition to its Owned Properties, as of September 30, 1995, AIMCO operated 140 Managed Properties, including 7,430 apartment units for affiliates and 13,825 apartment units for 83 third parties, bringing the total managed portfolio to 188 multifamily apartment properties containing 33,768 apartment units.

    The Company was formed in January 1994 to continue and expand the multifamily apartment property ownership, acquisition, redevelopment and third-party property management operations of Property Asset Management, L.L.C., Limited Liability Company, a Colorado limited liability company, and affiliated companies and PDI Realty Enterprises, Inc., a Delaware corporation (collectively, the "AIMCO Predecessors"). On July 29, 1994, the Company completed an initial public offering (the "Initial Offering") and used the net proceeds to acquire its initial partnership interests in AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), through which substantially all of the Company's operations are conducted. The Company's interest in the Operating Partnership was approximately 83% as of September 30, 1995, and its wholly owned subsidiary is the sole general partner of the Operating Partnership. The Company's interests in the Owned Properties are held through controlling ownership interests in the Operating Partnership and other limited partnerships and limited liability companies (collectively, the "Property Partnerships"). The Company's third-party property management and asset management business is principally conducted by four regional limited liability companies (the "Service LLCs"), which are owned primarily by four corresponding regional business trusts (the "Service Trusts" and, together with the Service LLCs and their respective subsidiaries, the "Management Subsidiaries"). The Operating Partnership is the managing member of all four Service LLCs.

    The Company's headquarters are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222 and its telephone number is (303) 757-8101.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for working capital and general corporate purposes, which may include the repayment of outstanding indebtedness, the financing of future acquisitions (which may include real properties, interests therein or real estate-related securities) and the improvement of the Owned Properties. Pending the use thereof, the Company intends to invest any net proceeds in short-term, interest-bearing securities. The Company will not receive any proceeds from the registered resale of any Securities pursuant to this Prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1995 and the period from January 10, 1994 (the date of formation) to December 31, 1994 was 2.5:1 and 5.8:1, respectively. Prior to the completion of the Initial Offering, the ratio of earnings to fixed charges of the AIMCO Predecessors for the years ended December 31, 1993 and 1992 was 1.2:1 and 1.0:1, respectively. The earnings of the AIMCO Predecessors for the period from January 1, 1994 to July 28, 1994 and for the years ended December 31, 1991 and 1990 were inadequate to cover fixed charges by $1,463,000, $473,000 and $1,036,000, respectively.

    The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1995 and the period from January 10, 1994 to December 31, 1994 was 1.5:1 and 2:0:1, respectively. The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1990 through July 28, 1994.

    The ratio of earnings to fixed charges for the Company was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of debt expense) and interest which has been capitalized.

    The ratio of earnings to combined fixed charges and preferred stock dividends for the Company was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of debt expense) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

    The ratio of earnings to fixed charges for the AIMCO Predecessors was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges; and "fixed charges" consists of interest expense (including amortization of debt expense). No preferred stock was issued by the AIMCO Predecessors.

    The Company measures its financial leverage by its earnings before interest expense, taxes, depreciation and amortization ("EBITDA") coverage of interest expense and its cash flow coverage of interest expense and preferred stock dividends. Depreciation and amortization are non-cash charges against earnings and the Company believes that they are properly added back to compute these financial leverage ratios. In addition, the Company deducts $300 per apartment unit per annum, whether actually spent or not, in computing its cash flow coverage of interest expense and preferred dividends.

    The Company's EBITDA coverage of interest expense for the nine months ended September 30, 1995 and for the period from July 29, 1994 (the date of the completion of the Initial Offering) through December 31, 1994 was 3.9:1 and 9.0:1, respectively. The Company's cash flow coverage of interest expense and preferred stock dividends for these same periods was 2.2:1 and 2.7:1, respectively.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may be issued, from time to time, in one or more series, and will constitute either senior Debt Securities ("Senior Debt Securities"), senior subordinated Debt Securities ("Senior Subordinated Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). Senior Debt Securities may be issued under an Indenture (the "Senior Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Debt Securities Trustee"). The Senior Subordinated Debt Securities may be issued from time to time under an Indenture (the "Senior Subordinated Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Subordinated Debt Securities Trustee"). The Subordinated

Debt Securities may be issued from time to time under an Indenture (the "Subordinated Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Subordinated Debt Securities Trustee").

    The Senior Debt Securities Indenture, the Senior Subordinated Debt Securities Indenture, and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures." The Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee are referred to herein individually as a "Trustee" and collectively as the "Trustees." Forms of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture to which they relate. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions of the Debt Securities and the Indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures and the Debt Securities, including the definitions therein of certain terms.

    The Debt Securities will be direct, unsecured obligations of the Company. The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. Under the Indentures, the Company will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders of previously issued series of Debt Securities, in an aggregate principal amount determined by the Company.

    The applicable Prospectus Supplement or Prospectus Supplements relating to any Subordinated Debt Securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such Subordinated Debt Securities would be senior to such Subordinated Debt Securities and any limitation on the issuance of additional senior indebtedness.

    Debt Securities may be issued and sold at a discount below their principal amount ("Discount Securities"). Special United States Federal income tax considerations applicable to Debt Securities issued with original issue discount, including Discount Securities, will be described in more detail in any applicable Prospectus Supplement. Even if Debt Securities are not issued at a discount below their principal amount, such Debt Securities may, for United States Federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") because of certain interest payment characteristics. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities which are issuable in bearer form, offered exclusively to United States Aliens or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities offered thereby (the "Offered Debt Securities"): (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities may be represented initially by a Debt Security in temporary or permanent global form, and if so, the initial Depositary with respect to such temporary or permanent global Debt Security and whether and the circumstances under which beneficial owners of interests in any such temporary or permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination; (iv) the price or prices at which the Offered Debt Securities will be issued; (v) the date or dates on which the principal of the Offered Debt Securities is payable or the method of determination thereof;
(vi) the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities will be payable and the place or places where such Offered Debt Securities may be presented for transfer and, if applicable, conversion or exchange; (vii) the rate or rates at which the Offered Debt Securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue; (viii) the dates (the "Interest Payment Dates"), if any, on which any interest on the Offered Debt Securities will be payable, and the regular record date (the "Regular Record Date") for any interest payable on any Offered Debt Securities; (ix) the right or obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such Debt Securities; (x) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities of the Company, and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions; (xi) any terms applicable to such Offered Debt Securities issued at original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue; (xii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration or acceleration of the maturity thereof pursuant to an Event of Default; (xiii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (xiv) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (xv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Senior Subordinated Debt Securities or Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions, and (b) the subordination terms of the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of the Company to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

    Since the operations of the Company are currently conducted principally through subsidiaries, the Company's cash flow and its consequent ability to service debt, including the Debt Securities, are dependent, in large part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Debt Securities of a series may be issued solely as registered Debt Securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Debt Securities." Unless otherwise indicated in an applicable Prospectus Supplement, Debt Securities will be issuable in denominations of $1,000 and integral multiples thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

    Debt Securities may be presented for exchange as provided above and, unless otherwise indicated in an applicable Prospectus Supplement, may be presented for registration of transfer, at the office or agency of the Company designated as registrar or co-registrar with respect to such series of Debt Securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by the Company upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company intends to initially appoint the Trustee for the Offered Debt Securities as the registrar for such Offered Debt Securities and the name of any different or additional registrar designated by the Company with respect to the Offered Debt Securities will be included in the Prospectus Supplement relating thereto. If a Prospectus Supplement refers to any transfer agents (in addition to the registrar) designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in the Borough of Manhattan, The City of New York. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    In the event of any partial redemption of Debt Securities of any series, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on Debt Securities will be made at the office of such paying agent or paying agents as the Company may designate from time to time, except that, at the option of the Company, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee for the Offered Debt Securities will be designated as the Company's sole paying agent for payments with respect to the Offered Debt Securities. Any other paying agents initially designated by the Company for the Offered Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Company will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

    All moneys paid by the Company to a paying agent for the payment of principal of, or interest, if any, on, any Debt Security which remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable Prospectus Supplement. A global Debt Security may be issued only in registered form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole to the depositary for such Debt Security or to a nominee or successor of such depositary. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security.

MERGERS AND SALES OF ASSETS

    The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the Debt Securities and the Indenture, and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing under the Indenture. Upon the assumption of the Company's obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, the Company shall be discharged from all obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT

    Each Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to each series of the Debt Securities outstanding thereunder individually, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal amount (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) of the Debt Securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind such a declaration.

    Under each Indenture, an Event of Default is defined as, with respect to each series of Debt Securities outstanding thereunder individually, any of the following: (i) default in payment of the principal of any Debt Securities of such series; (ii) default in payment of any interest on any Debt Securities of such series when due, continuing for 30 days (or 60 days, in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities); (iii) default by the Company in compliance with its other agreements in the Debt Securities of such series or the Indenture relating to the Debt Securities of such series upon the receipt by the Company of notice of such default by the Trustee for such Debt Securities or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; (iv) certain events of bankruptcy or insolvency; and (v) any other Event of Default set forth in an applicable Prospectus Supplement.

    The Trustee shall give notice to holders of the Debt Securities of any continuing default known to the Trustee within 90 days after the occurrence thereof; PROVIDED, that the Trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

    The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; PROVIDED that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of Debt Securities, no holder will have any right to pursue any remedy with respect to the Indenture or the Debt Securities, unless (i) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made a written request to the Trustee to pursue such remedy; (iii) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

    Notwithstanding the foregoing, the right of any holder of any Debt Securities or coupon to receive payment of the principal of and interest in respect of such Debt Securities or payment of such coupon on the date specified in such Debt Securities or coupon representing such installment of interest as the fixed date on which an amount equal to the principal of such Debt Securities or an installment of principal thereof or interest thereon is due and payable (the "Stated Maturity" or "Stated Maturities") or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive an existing default with respect to such series and its consequences, other than
(i) any default in any payment of the principal of, or interest on, any Debt Securities of such series or (ii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each of the outstanding Debt Securities of such series affected as described in "Modification and Waiver," below.

    Each Indenture provides that the Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an officers' certificate stating whether or not the signers know of any default that occurred during such period.

MODIFICATION AND WAIVER

    The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Debt Securities or any related coupons (i) to add to the covenants, agreements and obligations of the Company for the benefit of the holders of all the Debt Securities of any series or to surrender any right or power conferred in the Indenture upon the Company; (ii) to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the Debt Securities; (iii) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (iv) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (v) to cure any ambiguity, defect or inconsistency; (vi) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Debt Securities), PROVIDED that any such addition, change or elimination does not (a) apply to any Debt Securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (b) modify the rights of the holder of any such Debt Securities with respect to such provision; (vii) to secure the Debt Securities; or (viii) to make any other change that does not adversely affect the rights of any holder of Debt Securities.

    Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by such supplemental indenture, the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of Debt Securities or modify in any manner the rights of the holders of the Debt Securities of such series; PROVIDED that no such supplemental indenture will, without the consent of the holder of each such outstanding Debt Security affected thereby (i) change the stated maturity of the principal of, or any installment of principal or interest on, any such Debt Security or any premium payable upon redemption thereof, or reduce the amount of principal of any Debt Security that is a Discount Security and that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, any such Debt Security; (iii) change the place or currency of payment of principal or interest, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of holders of Debt Securities of any series necessary to modify or amend the Indenture for such Debt Securities; (vi) modify the foregoing requirements or reduce the percentage in principal amount of outstanding Debt Securities of any series necessary to waive any covenant or past default; or (vii) in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities, amend or modify any of the provisions of such Indenture relating to subordination of the Debt Securities in any manner adverse to the holders of such Debt Securities. Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive certain past defaults and may waive compliance by the Company with certain of the restrictive covenants described above with respect to the Debt Securities of such series.

DISCHARGE AND DEFEASANCE

    Unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that the Company may satisfy and discharge obligations thereunder with respect to the Debt Securities of any series by delivering to the Trustee for cancellation all outstanding Debt Securities of such series or depositing with the Trustee, after such outstanding Debt Securities have become due and payable, cash sufficient to pay at Stated Maturity all of the outstanding Debt Securities of such series and paying all other sums payable under the Indenture with respect to such series.

    In addition, unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that: the Company (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance"), including those described under "Mergers and Sales of Assets," and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case, at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Upon such defeasance and discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment.

THE TRUSTEES

    The Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee will be named in the applicable Prospectus Supplement. Each Trustee will be permitted to engage in other transactions with the Company and each of its subsidiaries; HOWEVER, if a Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Company may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Company's Articles of Incorporation relating to a specific series of the Preferred Stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

    Under the Company's Articles of Incorporation (the "Articles of Incorporation"), the Company has the authority to issue 10,000,000 shares of Preferred Stock. The Board of Directors of the Company is authorized to issue shares of Preferred Stock, in one or more classes or subclasses, and may classify or reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Preferred Stock including, but not limited to, ownership restrictions consistent with the Ownership Limit (defined below) with respect to each class or subclass of Preferred Stock, and the number of shares constituting each class or subclass, and to increase or decrease the number of shares of any such class or subclass, to the extent permitted by the Maryland General Corporation Law (the "MGCL").

    The Board of Directors of the Company shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of the Company, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares, (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of the Company and any other rights of the shares of such series upon any liquidation or winding-up of the Company,
(vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of the Company, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of the Company, (viii) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (x) any special United States Federal income tax considerations applicable to such series, and (ix) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the applicable Board of Directors out of funds of the Company legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.

    Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by the Company.

    Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in common stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the common stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any common stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; PROVIDED, HOWEVER, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for stock of the Company ranking junior to the Preferred Stock as to dividends.

    The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement. No series of Preferred Stock will be convertible into, or exchangeable for, securities of an issuer other than the Company.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

LIQUIDATION RIGHTS

    Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of preferred stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of Preferred Stock will not have any voting right except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Preferred Stock will have one vote for each share held.

    So long as any shares of any series of Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of the Company upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized common stock or authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by the Company. The accompanying Prospectus Supplement will describe any material contractual restrictions on dividend payments.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement or the Articles of Incorporation or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Company's Articles of Incorporation authorize the issuance of up to 150,000,000 shares of Class A Common Stock with a par value of $.01 per share. There are presently 9,141,145 shares of Class A Common Stock issued and outstanding. In addition, up to 150,000 shares of Class A Common Stock have been reserved for issuance under the Company's non-qualified and incentive stock option plan for employees and directors (the "Plan"). The Class A Common Stock is traded on the NYSE under the symbol "AIV." First Interstate Bank of California serves as transfer agent and registrar of the Class A Common Stock. In addition, the Company's Articles of Incorporation authorize 750,000 shares of Class B Common Stock with a par value of $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), which number of authorized shares is subject to automatic reduction by the number of shares of Class B Common Stock that have been converted into Class A Common Stock. As of September 30, 1995, 65,000 shares of Class B Common Stock had been so converted, leaving a total of 685,000 shares of Class B Common Stock authorized. See "-- Class B Common Stock" below.

    Holders of the Class A Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available therefor. The holders of shares of Class A Common Stock, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and the liquidation preferences of preferred stock. The shares of Class A Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Class A Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Class A Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by the Company at a subsequent date.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (see "Certain Federal Income Tax Considerations -- Taxation of the Company -- Income Tests"). Because the Board of Directors believes that it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted, and the shareholders have approved, provisions of the Company's Articles of Incorporation restricting the acquisition of shares of Common Stock.

    Subject to certain exceptions specified in the Company's Articles of Incorporation, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Common Stock (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. However, in no event may such holder's direct or indirect ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and a resolution terminating the Company's status as a REIT and amending the Company's Articles of Incorporation to remove the foregoing restrictions is duly adopted by the Board of Directors and a majority of the Company's shareholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock which would cause the REIT to be beneficially owned by less than 100 persons, or which would result in the Company being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in the Company failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by the Company. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of
(a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by the Company for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that the Company determines to purchase the stock. The 90-day period commences on the date of the violation transfer or the date that the Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Common Stock must file an affidavit with the Company containing the information specified in the Company's Articles of Incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    The ownership limitations may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

CLASS B COMMON STOCK

    In connection with the initial formation of the Company, Messrs. Considine, Kompaniez, Ira and Lacy acquired an aggregate of 650,000 shares of the Company's Class B Common Stock. The Class B Common Stock does not have voting or dividend rights and, unless converted into Class A Common Stock, as described below, is subject to repurchase by the Company as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of Class A Common Stock (subject to adjustment upon the occurrence of certain events in respect of the Class A Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once Class B Common Stock has been converted into Class A Common Stock, holders of such shares of converted Class A Common Stock will have voting and dividend rights of Class A Common Stock generally. Once converted or forfeited, the Class B Common Stock may not be reissued by the Company.

    The Eligible Class B Shares convert to Class A Common Stock if (i) the Company's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of Class A Common Stock for a 90 calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of
(a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which the Company serves as general partner and (y) are outstanding on the last day of such period.

    Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                                                              CUMULATIVE       AVERAGE
                                            ELIGIBLE       ANNUAL FFO PER         FFO          MARKET
            YEAR-END TESTING                 CLASS B        SHARE GROWTH       PER SHARE        PRICE
                  DATE                     SHARES (1)          TARGET        GROWTH TARGET     TARGET
----------------------------------------  -------------   ----------------   -------------   -----------
December 31, 1995.......................     130,000               8.5%(2)   $      2.161    $   20.648
December 31, 1996.......................     130,000               8.5%      $      2.345    $   22.403
December 31, 1997.......................     162,500               8.5%      $      2.544    $   24.307
December 31, 1998.......................     162,500               8.5%      $      2.760    $   26.373

------------------------
(1) Assumes that only the shares of Class B Common Stock outstanding as of September 30, 1995 remain outstanding until converted into shares of Class A Common Stock.

(2) The annual growth target for December 31, 1995 is FFO Per Share of $2.161, which is intended to reflect annual growth of 8.5% in FFO Per Share.

    If the annual growth target is not met for a particular Year-End Testing Date, the Eligible Class B Shares for that date may be converted as of a subsequent Year-End Testing Date if all of the targets are met for that subsequent Year-End Testing Date. Any Class B Common Stock that has not been converted into Class A Common Stock following December 31, 1998 will be subject to repurchase by the Company at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in the Company's Articles of Incorporation). The Board of Directors may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.

    All of the 65,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date have been converted. The currently outstanding Class B Common Stock is held as follows: 336,343 shares by Mr. Considine, 149,175 shares by Mr. Kompaniez, 49,757 shares by Mr. Ira and 49,725 shares by Mr. Lacy.

BUSINESS COMBINATIONS

    Under the MGCL certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combination statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of shareholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. The control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

                            DESCRIPTION OF WARRANTS

GENERAL

    The Company may issue, together with other Securities or separately, warrants for the purchase of Debt Securities, Preferred Stock or Class A Common Stock (the "Warrants"). The Warrants may be issued under a Warrant Agreement (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), as set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The Warrant Agreement for each Warrant, including the forms of certificates representing the Warrants ("Warrant Certificates"), will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part at or prior to the time of the issuance of such Warrants.

    The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the applicable Prospectus Supplement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Warrant Agreement and Warrant Certificate. The following summary of certain provisions of the Warrants, Warrant Agreement and Warrant Certificate does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Warrant Agreement and Warrant Certificate, including the definitions therein of certain terms.

    Reference is made to the applicable Prospectus Supplement for the terms of Warrants in respect of which this Prospectus is being delivered, the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities or the designation and terms of the Preferred Stock, if any, purchasable upon exercise of such Warrants; (ii) the procedures and conditions relating to the exercise of such Warrants; (iii) the designation and terms of any related Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (iv) the date, if any, on and after which such Warrants and the related Securities will be separately transferable; (v) the offering price of the Warrants, if any; (vi) the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock purchasable upon exercise of each Warrant and the price at which such principal amount of Debt Securities or shares of Preferred Stock or Class A Common Stock may be purchased upon such exercise; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) a discussion of United States Federal income tax considerations applicable to the exercise of such Warrants; (ix) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;
(x) call provisions of such Warrants, if any; and (xi) any other terms of the Warrants.

    Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to any dividend payments or voting rights that holders of the Preferred Stock or Common Stock purchasable upon such exercise may be entitled to.

    Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities, or such number of shares of Preferred Stock or Class A Common Stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Warrants. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent on any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will, in all cases, be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    Certain of the underwriters, if any, and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

    The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for any of the Securities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations regarding an investment in Securities of the Company is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that are subject to special treatment under the federal income tax laws.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its share-holders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    The Company has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and the Company intends to continue to operate in such a manner. In the opinion of Skadden, Arps, Slate, Meagher & Flom, commencing with the Company's taxable year ending December 31, 1994, the Company will be treated as being organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus. The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify." An opinion of counsel is not binding on the Internal Revenue Service (the "Service"), and no assurance can be given that the Service will not challenge the Company's eligibility for taxation as a REIT.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Fifth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or Directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that condi-tions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Articles of Incorporation provide for restrictions regarding transfer of its shares, which provisions are intended to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. Such transfer restrictions are described in "Description of Common Stock -- Restrictions on Transfer."

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

    OWNERSHIP OF PARTNERSHIP INTERESTS. In the case of a REIT that is a partner in a partnership, regulations provide that the REIT will be deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Company's Investments in Partnerships."

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income for each taxable year.

    Rents received by the Company through the limited partnerships and limited liability companies in which the Company has ownership interests (collectively, the "Partnerships") will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

    The Management Subsidiaries will receive management fees and other income. A portion of such fees and other income will accrue to the Company through the Operating Partnership's direct membership interests in the Service LLCs. Such fee and other income generally will not qualify under the 95% gross income test. The Company also expects to receive distributions from the Service Trusts that will be classified as dividend income to the extent of the earnings and profits of the Service Trusts. Such distributions will qualify under the 95% gross income test but not under the 75% gross income test.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by partnerships in which the Company owns a direct or indirect interest), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company will indirectly own interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. The Company believes that its indirect ownership interests in the Service Trusts qualify under these rules. In addition, the value of any one issuer's securities cannot exceed 5% of the value of the Company's total assets. Skadden, Arps, Slate, Meagher & Flom, in rendering its opinion as to the qualification of the Company as a REIT, is relying on representations of the Company as to the value of the Operating Partnership's total assets and the value of the Operating Partnership's interests in the Service Trusts. No independent appraisals will be obtained to support the Company's conclusions as to values, and these values are subject to change in the future. Accordingly, there can be no assurance that the Service will not contend that the Operating Partnership's ownership interests in the Service Trusts disqualifies the Company from treatment as a REIT.

    The Company's indirect interests in the Operating Partnership and other Partnerships are held through wholly owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income (including receipt of distributions from the Operating Partnership) and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution require-ment for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. Substantially all of the Company's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Partnerships. See "-- Taxation of the Company -- Ownership of Partnership Interests."

    ENTITY CLASSIFICATION. The Company's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the Service of the status of any of the Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and could preclude the Company from satisfying the asset tests and the income tests (see "-- Taxation of the Company -- Asset Tests" and "-- Taxation of the Company -- Income Tests"), and in turn could prevent the Company from qualifying as a REIT. See "-- Taxation of the Company -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Partnerships for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distributions.

    In the opinion of Skadden, Arps, Slate, Meagher & Flom, which opinion is based upon certain assumptions and representations by the Company and on opinions of local counsel with respect to matters of local law, each of the Partnerships will be treated as a partnership for federal income tax purposes. The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. An opinion of counsel, however, is not binding on the Service, and no assurance can be given that the Service will not challenge the status of these entities as partnerships for federal income tax purposes.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by the Company to the Operating Partnership of the cash proceeds received in any offerings of its stock.

    In general, certain holders of limited partnership interests in the Operating Partnership ("OP Units") will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership or the Property Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Partnerships may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Taxation of the Company -- Annual Distribution Requirements."

    With respect to any property purchased or to be purchased by any of the Partnerships (other than through the issuance of OP Units) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

    SALE OF THE PROPERTIES. The Company's share of any gain realized by the Operating Partnership or a Property Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties (and other apartment properties) and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with the Company's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

    A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Management Subsidiaries, through dividends on interests in the Services Trusts held by the Operating Partnership and interest on certain installment notes held by the Operating Partnership. The Service Trusts will not qualify as REITs and will pay federal, state and local income taxes on their taxable income at normal corporate rates. The Management Subsidiaries intend to claim annual deductions for interest and amortization. No assurance can be given that the Service will not challenge such deductions. Any federal, state or local income taxes that the Management Subsidiaries are required to pay will reduce the Company's cash flow from operating activities and its ability to make payments to holders of its Securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Based upon a published ruling by the Service, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF FOREIGN STOCKHOLDERS

    The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

    DISTRIBUTIONS FROM THE COMPANY.

    1. ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effec-tively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a

U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    2. NON-DIVIDEND DISTRIBUTIONS. Distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    3. CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF THE COMPANY. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

    If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Class A Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of the Company's out-standing stock at all times during a specified testing period.

    If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the pur-chaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Service.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective holders of Common Stock or other Securities should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

    STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 LEGAL MATTERS

    Certain tax matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. The validity of the Securities offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to Maryland law will be passed upon for the Company by Piper & Marbury L.L.P. Certain matters as to Florida law will be passed upon for the Company by Shumaker, Loop & Kendrick, Tampa, Florida.

                                    EXPERTS

    The consolidated financial statements of Apartment Investment and Management Company and the combined financial statements of the AIMCO Predecessors included in Apartment Investment and Management Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP (successor to Kenneth Leventhal & Company), independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

The combined statement of revenue and certain expenses of the HomeCorp Properties (as defined in the notes thereto) and the combined statement of revenue and certain expenses of the Sunchase Properties (as defined in the notes thereto) included in Apartment Investment and Management Company's Current Report on Form 8-K dated November 22, 1994, as amended by Amendment No. 1 and Amendment No. 2 thereto, have been audited by Ernst & Young LLP (successor to Kenneth Leventhal & Company), independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements and combined statements of revenue and certain expenses have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined statement of revenues and certain expenses of the Four Acquisition Properties (as defined in the notes thereto) for the year ended December 31, 1994, included in Apartment Investment and Management Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference. Such combined statement of revenues and certain expenses has been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    Any financial statements and schedules hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and incorporated by reference in this Prospectus that have been examined and are the subject of a report by independent accountants will be so incorporated herein by reference in reliance upon such reports given and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS SUPPLEMENT IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                         PAGE
                                                       ---------

                     PROSPECTUS SUPPLEMENT

The Company..........................................        S-3
Risk Factors.........................................        S-3
Recent Developments..................................        S-9
Use of Proceeds......................................       S-11
Price Range of and Dividends on Common Stock.........       S-11
Underwriting.........................................       S-12
Experts..............................................       S-13
Legal Matters........................................       S-13
Index to Financial Statements........................        F-1

                           PROSPECTUS

Available Information................................          2
Incorporation of Certain Documents by Reference......          2
The Company..........................................          4
Use of Proceeds......................................          4
Ratio of Earnings to Fixed Charges...................          4
Description of Debt Securities.......................          5
Description of Preferred Stock.......................         11
Description of Common Stock..........................         15
Description of Warrants..............................         19
Plan of Distribution.................................         20
Certain Federal Income Tax Considerations............         22
Legal Matters........................................         30
Experts..............................................         30

                                1,100,000 SHARES

                                     [LOGO]

                                   APARTMENT
                                 INVESTMENT AND
                               MANAGEMENT COMPANY

                              CLASS A COMMON STOCK

                                   ---------

                             PROSPECTUS SUPPLEMENT

                               NOVEMBER 22, 1996

                                   ---------

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------